As filed with the Securities and Exchange Commission on September 18, 2009
Registration No. 333-151729

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Zila, Inc.
(Exact name of registrant as specified in its charter)

Delaware	86-0619668
(State or other jurisdiction incorporation or organization)	(I.R.S. Employer Identification No.)
16430 N. Scottsdale Road, Suite 450, Scottsdale, AZ 85254
(Address, Including Zip Code, of Principal Executive Offices)
Zila, Inc. 1997 Stock Award Plan
(Full title of the plan)
David R. Bethune
Chairman and Chief Executive Officer
Zila, Inc.
16430 N. Scottsdale Road, Suite 450
Scottsdale, Arizona 85254
(602) 266-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Michael M. Donahey
Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004-2202
(602) 382-6381
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-151729) filed on June 18, 2008 (the “Registration Statement”), pertaining to the common stock, par value $0.001 per share, of Zila, Inc. (the “Company”) to be offered under the Zila, Inc. 1997 Stock Award Plan.
     On September 18, 2009, pursuant to an Agreement and Plan of Merger, dated as of June 25, 2009, and a First Amendment to Agreement and Plan of Merger, dated as of July 28, 2009, both of which were by and among the Company, TOLMAR Holding, Inc. (“Parent”) and Project Z Acquisition Sub, Inc. (“Acquisition Sub”), Acquisition Sub was merged with and into the Company, with the Company continuing as a wholly-owned subsidiary of Parent (the “Merger”). As a result of the Merger, each share of common stock, par value $0.001 per share, of the Company was converted into the right to receive $0.45 in cash, without interest and less any applicable withholding taxes.
     The Company hereby removes and withdraws from registration, by means of this Post-Effective Amendment No. 1, any and all securities registered under the Registration Statement that have not been issued prior to the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (File No. 333-151729) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on September 18, 2009.

ZILA, INC.
By:	/s/ David R. Bethune
David R. Bethune
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-151729) has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David R. Bethune	Chairman and Chief Executive Officer	September 18, 2009
David R. Bethune	(Principal Executive Officer)

	Director	September 18, 2009
Wade F. Brooksby

	Director	September 18, 2009
J. Steven Garrett

	Director	September 18, 2009
Leslie H. Green

/s/ O.B. Parrish	Director	September 18, 2009
O.B. Parrish

/s/ Jon M. Plexico	Director	September 18, 2009
Jon M. Plexico

/s/ George J. Vuturo	Director	September 18, 2009
George J. Vuturo

/s/ Diane E. Klein	Vice President – Finance and Treasurer	September 18, 2009
Diane E. Klein	(Principal Financial and Accounting Officer)